Exhibit 4.1

CERTIFICATE OF DESIGNATION

of

PREFERENCES, RIGHTS AND LIMITATIONS OF

SERIES D CONVERTIBLE PREFERRED STOCK

of

HEARTSCIENCES INC.

Pursuant to Section 21.155 of the

Texas Business Organizations Code

I, Andrew Simpson, hereby certify that I am the Chief Executive Officer of HeartSciences Inc., a Texas corporation (the “Corporation”), and further do hereby certify:

That pursuant to the authority expressly conferred upon the Board of Directors of the Corporation (the “Board”) by the Corporation’s Amended and Restated Certificate of Formation, as amended (the “Certificate of Formation”), the Board on February 10, 2025, adopted the following resolutions creating a series of convertible shares of Preferred Stock designated as Series D Convertible Preferred Stock, par value $0.001 per share (the “Series D Convertible Preferred Stock”), consisting of Four Million Two Hundred Eighty Five Thousand Seven Hundred Fourteen (4,285,714) shares, none of which shares have been issued as of the date of this Certificate:

RESOLVED, that the Board designates Four Million Two Hundred Eighty Five Thousand Seven Hundred Fourteen (4,285,714) shares as the Series D Convertible Preferred Stock, and fixes the rights, powers, preferences, privileges and restrictions relating to such series in addition to any set forth in the Certificate of Formation as follows:

1. DESIGNATION. Four Million Two Hundred Eighty Five Thousand Seven Hundred Fourteen (4,285,714) shares are designated as the Corporation’s Series D Convertible Preferred Stock (the “Shares”).

2. DEFINITIONS. For purposes of the Shares and as used in this Certificate, the following terms shall have the meanings indicated:

“Board” shall mean the board of directors of the Corporation or any committee of members of the board of directors authorized by such board to perform any of its responsibilities with respect to the Shares.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, NY are not required to be open.

“Certificate” shall mean this Certificate of Designation of Preferences, Rights and Limitations of the Shares.

“Change in Control” shall mean any transaction or series of related transactions involving: (i) the sale or other disposition of all or substantially all of the assets of the Corporation; (ii) any merger or consolidation of the Corporation into or with another person or entity (other than a merger or consolidation effected exclusively to change the Corporation’s domicile), or any other corporate reorganization, in which the stockholders of the Corporation in their capacity as such immediately prior to such merger, consolidation or reorganization, own less than a majority of the Corporation’s (or the surviving or successor entity’s) outstanding voting power immediately after such merger, consolidation or reorganization; or (iii) any sale or other transfer by the stockholders of the Corporation of shares representing at least a majority of the Corporation’s then-total outstanding combined voting power. For the avoidance of doubt, “Change in Control” shall not include any sale and issuance by the Corporation of shares of its capital stock or other securities or instruments exercisable for or convertible into, or otherwise representing the right to acquire, shares of its capital stock to one or more investors in a transaction or series of related transactions the primary purpose of which is to raise capital for the Corporation’s operations and activities.

“Closing Sale Price” means the last closing trade price for the Common Shares on the principal securities exchange or trading market where such Common Shares are listed or traded as reported by the Nasdaq Stock Market LLC (“Nasdaq”), or if the foregoing do not apply, the last closing trade price of such Common Shares in the over-the-counter market on the electronic bulletin board for such Common Shares as reported by Bloomberg, or, if no closing trade price, respectively, is reported for such security by Bloomberg, the average closing price of any market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

“Common Shares” shall mean the shares of common stock, $0.001 par value, of the Corporation.

“Corporation” shall mean HeartSciences Inc., a Texas corporation.

“Conversion Price” shall have the meaning set forth in paragraph (a) of Section 5 hereof.

“Conversion Rights” shall have the meaning set forth in Section 5 hereof.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.

“Junior Shares” shall have the meaning set forth in paragraph (a)(iii) of Section 7 hereof.

“Original Issue Date” means the date of the initial issuance of Shares.

“Parity Shares” shall have the meaning set forth in paragraph (a)(ii) of Section 7 hereof.

“Person” shall mean any individual, firm, partnership, limited liability company, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

“Principal Market” means the Nasdaq Stock Market LLC.

“Senior Shares” shall have the meaning set forth in paragraph (a)(i) of Section 7 hereof.

“Shares” shall have the meaning set forth in Section 1 hereof.

“set apart for payment” shall be deemed to include, without any further action, the following: the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry that indicates, pursuant to an authorization by the Board and a declaration of dividends or other distribution by the Corporation, the initial and continued allocation of funds to be so paid on any series or class of shares of stock of the Corporation; provided, however, that if any funds for any class or series of Junior Shares or any class or series of Parity Shares are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Shares shall mean irrevocably placing such funds in a separate account or irrevocably delivering such funds to a disbursing, paying or other similar agent.

“Trading Day” means any day on which the Common Shares are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Shares, then on the principal securities exchange or securities market on which the Common Shares are then traded.

“Transfer Agent” means Equiniti Trust Company, LLC, or such other agent or agents of the Corporation as may be designated by the Board or its duly authorized designee as the transfer agent and registrar for the Shares.

“Voting Stock” shall mean stock of any class or kind having the power to vote generally for the election of directors.

3. DIVIDENDS. Holders of Shares shall be entitled to receive dividends, when, as and if declared by the Board or a duly authorized committee thereof, in its sole discretion, out of funds legally available for that purpose. Any dividends that may be declared with respect to the Shares shall be non-cumulative.

4. LIQUIDATION PREFERENCE.

(a) Subject to the rights of the holders of Senior Shares and Parity Shares, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation, each holder of the Shares shall be entitled to receive an amount equal to $3.50 per Share plus an amount equal to any declared but unpaid dividends thereon to the date of final distribution to such holders. The Shares shall be adjusted for forward stock splits, reverse stock splits, stock dividends, recapitalizations or similar events. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the Shares shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Shares as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation, then such assets, or the proceeds thereof, shall be distributed among the holders of Shares and any such other Parity Shares ratably in accordance with the respective amounts that would be payable on such Shares and any such other Parity Shares if all amounts payable thereon were paid in full.

(b) Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, or electronically, not less than ten (10) days prior to the payment date stated therein, to each record holder of Shares at the respective address or email address of such holders as the same shall appear on the stock transfer records of the Corporation.

(c) Subject to the rights of the holders of Senior Shares and Parity Shares upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Shares, as provided in this Section 4, any other series or class or classes of Junior Shares shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed to the holders of the Corporation’s capital stock, and the holders of the Shares shall not be entitled to share therein.

5. CONVERSION. The holders of the Shares shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each Share shall be convertible into one share of Common Stock (the “Conversion Price”), at the option of the holder thereof, at any time following the issuance date of such Share and on or prior to the fifth (5th) day prior to an applicable redemption date, if any, as may have been fixed in any redemption notice with respect to the Shares, at the office of this Corporation or any transfer agent for such stock. The Conversion Price shall be adjusted for forward stock splits, reverse stock splits, stock dividends, recapitalizations or similar events in respect of the Common Shares.

(b) Forced Conversion. If (i) following the issuance of the Shares, if the Closing Sale Price of Common Shares during any ten (10) consecutive Trading Day period has been at or above $5.00 per share, (ii) there is a Change in Control, or (iii) the Corporation consummates a firm commitment public offering of Common Shares for gross proceeds of at least $15,000,000 at an offering price per share equal to or greater than $5.00, then the Corporation shall have the right, but not an obligation, to require the holder to convert all, or any portion of, the Shares held by such holder for Common Shares in accordance with this Section 6(b) (the “Forced Conversion”) on the Forced Conversion Date (as defined below). The Corporation may exercise its right to require a Forced Conversion by delivering a written notice thereof by email, facsimile, mail or overnight courier to the holders of record of Shares (at such contact information as then available to the Corporation or its Transfer Agent, as applicable) (the “Forced Conversion Notice”, and the date of such notice is referred to as the “Forced Conversion Notice Date”). The Forced Conversion Notice shall (x) state the date on which the Forced Conversion shall occur (the “Forced Conversion Date”) which date shall not be less than five (5) calendar days nor more than thirty (30) calendar days following the Forced Conversion Notice Date; provided, however, that in the event of a Forced Conversion in respect of a Change in Control, at the Corporation’s election, the Forced Conversion Date may be deemed to be effective as of immediately prior to the consummation of the Change in Control, and (y) state the aggregate number of Shares which are being converted in such Forced Conversion from the holder and all of the other holders of the Shares pursuant to this Section 5(b) on the Forced Conversion Date. If the Corporation has elected a Forced Conversion, the mechanics of conversion set forth in Section 5(c) shall apply. If the Corporation elects to cause a Forced Conversion of Shares pursuant to this Section 5(b) then it must simultaneously take the same action with respect to all of the other Shares then outstanding on a pro rata basis.

(c) Mechanics of Conversion. In connection with the conversion of any holder’s Shares into Common Shares, if such holder’s Shares are certificated, if required by the Corporation the holder shall surrender the certificate or certificates for such Shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the principal office of the Corporation or of its transfer agent, and shall give written notice to the Corporation or, if directed by the Corporation, its transfer agent specifying such holder’s name or the names of the nominees in which such holder wishes the shares of Common Stock to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. Unless a different time and date is otherwise specified by the Corporation or otherwise set forth in this Certificate, the close of business on the date of receipt by the Corporation or its transfer agent, as applicable, of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion, and the shares of Common Stock issuable upon conversion of the specified Shares shall be deemed to be outstanding of record as of such date.

(d) No Impairment. This Corporation will not, by amendment of its Certificate of Formation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this section and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Shares against impairment.

(e) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Shares, solely for the purpose of effecting the conversion of the Shares, such number of its Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding Shares; and if at any time the number of authorized but unissued Common Shares shall not be sufficient to effect the conversion of all then outstanding Shares, in addition to such other remedies as shall be available to the holder of such Shares, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Shares to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Corporation’s Certificate of Formation.

(f) Notice. Any notice required by the provisions of this section to be given to the holders of Shares shall be deemed given if deposited in the United States mail, postage prepaid, or emailed and addressed to each holder of record at his, her or its address or email address appearing on the books of this Corporation.

6. STATUS OF ACQUIRED SHARES. All Shares issued or converted by the holder or the Corporation in accordance with Section 5 hereof, or otherwise acquired by the Corporation, shall be restored to the status of authorized but unissued shares of undesignated Preferred Stock of the Corporation.

7. RANKING.

(a) Any class or existing series of preferred shares of stock of the Corporation shall be deemed to rank:

(i) prior to the Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of the Shares (“Senior Shares”);

(ii) on a parity with the Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or liquidation prices per share thereof be different from those of the Shares, if the holders of such class or series and the Shares shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other (“Parity Shares”); and

(iii) Junior to the Shares, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be the Common Shares or any other class or series of shares of stock of the Corporation now or hereafter issued and outstanding over which the Shares have preference or priority in the payment of dividends and in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation (“Junior Shares”).

(b) The Corporation’s Series C Preferred Shares shall be considered Senior Shares and the Common Shares shall be considered Junior Shares relative to the Shares.

8. VOTING RIGHTS.

(a) So long as any Shares are outstanding, the affirmative vote of the holders of more than fifty percent (50%) of the Shares then outstanding, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Any amendment, alteration or repeal of any provisions of the Certificate of Formation or this Certificate that materially and adversely affects the rights, preferences or voting power of the Shares; provided, however, that (a) the amendment of the Certificate of Formation to authorize or create Parity Shares or Junior Shares, or (b) to increase or decrease the authorized amount of, Shares, Senior Shares, Parity Shares or Junior Shares, shall not be deemed to materially or adversely affect the rights, preferences or voting power of the Shares; or

(ii) A statutory share exchange, consolidation with or merger of the Corporation with or into another entity or consolidation of the Corporation with or merger of another entity into the Corporation (other than a merger or consolidation effected exclusively to change the Corporation’s domicile), that in each case materially and adversely affects the rights, preferences or voting power of the Shares, except that no such vote shall be required if, in connection with such transaction, all outstanding Shares are automatically converted into Common Shares (or other equity securities of the surviving entity) pursuant to the terms of this Certificate.

(b) For purposes of paragraph (a) of this Section 8, each Share shall have one vote per share. Except as required by applicable provisions of Texas law, the Shares shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action. No amendment to these terms of the Shares shall require the vote of the holders of Common Shares (except as required by law).

9. RECORD HOLDERS. The Corporation and the Transfer Agent shall deem and treat the record holder of any Shares as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

10. SINKING FUND. The Shares shall not be entitled to the benefits of any retirement or sinking fund.

11. UNCERTIFICATED BOOK-ENTRY SECURITIES. At the option of the Corporation, the Shares may be issued as book-entry securities directly registered in the stockholder’s name on the Corporation’s or Transfer

Agent’s books and records. If entered as book-entry, the Shares need not be represented by certificates, but instead would be uncertificated securities of the Corporation.

12. GOVERNING LAW. This Certificate shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Certificate shall be governed by, the internal laws of the State of Texas, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Texas. Any dispute that arises under or in any way related to this Agreement shall be settled by arbitration. All actions or proceedings arising hereunder and/or in connection with this Agreement or the breach thereof shall be submitted to Judicial Arbitration and Mediation Services (“JAMS”) for binding arbitration under its Comprehensive Arbitration Rules and Procedures if the matter in dispute is over $250,000, or under JAMS’ Streamlined Arbitration Rules and Procedures if the matter in dispute is $250,000 or less (as applicable, the “Rules”) to be held solely in Dallas, Texas. THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS CERTIFICATE OR ANY TRANSACTION CONTEMPLATED HEREBY.

13. SEVERABILITY. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

14. CONSTRUCTION; HEADINGS. This Certificate shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any such Person as the drafter hereof. The headings of this Certificate are for convenience of reference and shall not form part of, or affect the interpretation of, this Certificate. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Certificate instead of just the provision in which they are found. Unless expressly indicated otherwise, all section references are to sections of this Certificate.

15. OTHER RIGHTS. Except as otherwise stated herein, there are no other rights, privileges, or preferences attendant or relating in any way to the Shares, including by way of illustration but not limitation, those concerning participation, or anti-dilution rights or preferences.

[Signature Page to Follow]

In WITNESS WHEREOF, the undersigned hereby declares and certifies that this Certificate of Designation is executed on behalf of the Corporation as of this 21st day of May, 2025.

Corporation:

HEARTSCIENCES INC.

By:	/s/ Andrew Simpson
Anrew Simpson, CEO